Exhibit 99.2

SFBC International Announces Pricing of

Convertible Senior Notes Offering

MIAMI--Aug. 5, 2004--SFBC International, Inc. (NASDAQ: SFCC) announced today the pricing of its offering of $125 million aggregate principal amount of convertible senior notes due August 15, 2024 to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, the Company granted the initial purchaser an option to purchase up to an additional $18.75 million of convertible notes. The sale of the convertible notes is expected to close on August 11, 2004.

The notes will bear interest at the rate of 2.25% per annum. The convertible notes will be senior unsecured obligations of the Company and will be convertible into a combination of cash and common stock of the Company. The notes are convertible at any time based on an initial conversion rate of 24.3424 shares of SFBC common stock per $1,000 principal amount of convertible notes, equal to an initial conversion price of approximately $41.08 per share. In general, upon conversion, the holder of each note will receive the conversion value of the note payable in cash up to the principal amount of the note and common stock of the Company for the note's conversion value in excess of such principal amount.

The convertible notes will mature on August 15, 2024 and will not be redeemable by the Company prior to August 15, 2009. Holders of the convertible notes will be able to require the Company to repurchase all or a portion of the convertible notes for cash on August 15, 2009, 2014 and 2019.

The Company intends to use approximately $25 million of the net proceeds from the offering to repurchase shares of its common stock in privately negotiated transactions, which may include shares sold short by purchasers of the convertible notes concurrently with, and contingent upon, the purchase of the notes. In addition, the Company intends to use the balance of the proceeds for acquisitions and general corporate purposes.

The convertible notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The convertible notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities to be offered.

Please note that this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent SFBC's current expectations and beliefs and are subject to risks and uncertainties, including that the offering may not be completed.

CONTACT: SFBC International, Inc.

Ana Lopez, 305-895-0304

or

KCSA Worldwide

Evan Smith, 212-896-1251

Erica Pettit, 212-896-1248